Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2004 , except for the reverse stock split which is described in the second paragraph of Note 1 to the consolidated financial statements, as to which the date is June 9, 2006, relating to the consolidated statements of operations, stockholders’ equity and cash flows of Horizon Offshore, Inc. and its subsidiaries, which appears in Horizon Offshore, Inc.’s Current Report on Form 8-K (filed June 9, 2006).
/s/ PricewaterhouseCoopers LLP
Houston, Texas
August 3, 2006